EXHIBIT A

EXECUTIVE OFFICERS AND DIRECTORS OF THE REPORTING PERSONS

The names, present principal occupations or employment and business addresses of the executive officers and directors of the Reporting Person are set forth below. If no address is given, the executive officer's or director's business address is that of the Reporting Person. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to the Reporting Person.

Name	Present Principal Occupation or Employment; Business Address

Derek J. Burney	President, Chief Executive Officer and Director, Corel Corporation
John Blaine James Baillie

Executive Vice President and Chief Financial Officer, Corel Corporation

Chairman of the Board of Directors, Corel Corporation, Torys, Barristers & Solicitors, Maritime Life Building, 79 Wellington Street West, Suite 3000, Toronto, Ontario, Canada, M5K 1N2

Hunter S. Grant	Director, Corel Corporation, Kingmer Holding Ltd., 39 Country Club Place, Brockville, Ontario, Canada, K6V 6T8

Jean-Louis Malouin	Director, Corel Corporation, Faculty of Administration, University of Ottawa, 136 Jean-Jacques Lussier, Ottawa, Ontario, Canada
Barbara McDougall	Director, Corel Corporation, The Canadian Institute of International Affairs c/o Glendon Hall, 2nd Floor, Glendon College Campus, 2275 Bayview Avenue, Toronto, Ontario, Canada, M4N 3M6

Lyle Blair	Vice Chairman of the Board of Directors, Corel Corporation, Blairhampton Properties Inc., 29 Forest Hill Road, Toronto, Ontario, Canada, M4V 2L4

Steven Houck*	Executive Vice President, Sales, Corel Corporation

Graham Brown Ian Legrow Annette McCleave Rene Schmidt	Executive Vice President, Business Applications, Corel Corporation

Executive Vice President, Creative Products, Corel Corporation

Executive Vice President, Marketing, Corel Corporation

Executive Vice President, Chief Technology Officer, Corel Corporation

* Citizen of the United States